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                                                                      EXHIBIT 99


                       [CROWN MEDIA HOLDINGS, INC. LOGO]


FOR IMMEDIATE RELEASE


                      CROWN MEDIA COMPLETES ACQUISITION OF
                       HALLMARK ENTERTAINMENT FILM ASSETS

         Company Secures Five-year $285 Million Secured Credit Facility


GREENWOOD VILLAGE, COLO. - OCTOBER 1, 2001 - Crown Media Holdings, Inc. (Nasdaq:
CRWN) today announced that it has completed the acquisition of approximately 700 film titles, representing over 3,000 hours of programming, from the film library of Hallmark Entertainment Distribution, LLC, ("HED") a wholly-owned subsidiary of Hallmark Entertainment, Inc. ("HEI"). The titles acquired include such highly rated television movies and mini-series as Alice In Wonderland, Merlin, Gulliver's Travels, the Temptations, Noah's Ark, Cleopatra, Arabian Nights and Lonesome Dove. Other examples of titles included in the transaction are rights to Laurel and Hardy and Our Gang movies from the Hal Roach library and to many children's and young adult's titles from the Kushner-Locke library, such as the Josh Kirby series.

Under the terms of the agreement, Crown Media has assumed $220 million of HEI debt and payables, and issued approximately 33.7 million shares of its Class A common stock at a stock price of $17.78, for a total purchase price of approximately $820 million. The stock price was determined using the average of the closing prices from November 6, 2000 (the date Crown Media announced it was contemplating the transaction) to September 27, 2001 (the day prior to closing) as provided in the terms of the acquisition. Of the shares issued in the transaction, 425,000 shares were issued in escrow and will be returned to Crown Media if a previously announced, proposed settlement of a shareholder lawsuit relating to the transaction becomes final.

David Evans, President and CEO of Crown Media Holdings, commented, "This transaction marks an important milestone in the development of Crown Media and our goal of owning a significant portion of the content we air on the Hallmark Channel. After many months of planning, we can now begin to leverage this vast library of high-quality, family-focused content across a number of areas in our business. And with the additional revenues and reduced programming expenses that result, we expect to accelerate our progress to EBITDA breakeven. Taken together, this translates into significant value for Crown Media and our shareholders in the long-term."

The Crown Media Board appointed a Committee of independent directors to consider, evaluate and negotiate this transaction. The Committee consisted of five directors independent of HEI. The Committee engaged Salomon Smith Barney as its financial adviser to assist with the transaction.


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With the completion of this transaction, Hallmark Cards, HEI and HED now own approximately 70 million shares of Crown Media (excluding the 425,000 shares held in escrow), or approximately 67% of the shares outstanding, which control approximately 91% of the voting power.

In connection with completing the acquisition of the film assets, Crown Media entered into a credit agreement with a syndicate of banks, led by The Chase Manhattan Bank, under which the banks have extended to Crown Media a five-year $285 million secured credit facility. The loan is guaranteed by Crown Media's subsidiaries and is secured by all assets of Crown Media and its subsidiaries. A portion of the borrowings under the credit facility have been used to pay $120 million of debt assumed as part of the consideration for acquiring the film assets and to repay $84 million outstanding under a $150 million line of credit provided by a subsidiary a Hallmark Cards, Inc. The remaining balance of the credit facility is available for general working capital purposes.

Upon repayment of the outstanding borrowings under the Company's existing $150 million line of credit, a subsidiary of Hallmark Cards, Inc. has agreed to provide a new $150 million line of credit to Crown Media, with a final maturity no later than five years. This line of credit is subordinate to the bank facility, and its availability will be reduced dollar for dollar in an amount equal to additional equity capital raised by Crown Media.

ABOUT HALLMARK ENTERTAINMENT, INC.

Hallmark Entertainment is one of the world's leading producers and distributors of mini-series and television movies. It is a subsidiary of Hallmark Cards, Inc.

ABOUT HALLMARK CARDS, INC.

With annual revenues of $4.3 billion, Hallmark is known throughout the world for its greeting cards and related personal expression products. The company's Hallmark Entertainment, Inc. subsidiary is the world's leading producer of movies and mini-series for television; its Binney & Smith subsidiary, maker of Crayola crayons, is the leading producer of art materials for children and students.

ABOUT CROWN MEDIA HOLDINGS, INC.

Crown Media Holdings, Inc. owns and operates pay television channels dedicated to high quality, broad appeal, entertainment programming. The company currently operates and distributes the Hallmark Channel in the U.S. and the Hallmark Channel in more than 100 international markets. The combined channels have more than 73 million subscribers worldwide. Significant investors in Crown Media Holdings include Hallmark Entertainment, Inc., a subsidiary of Hallmark Cards, Inc., Liberty Media Corp., DIRECTV, Inc., VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition, and J. P. Morgan Partners
(BHCA), L. P.

FORWARD-LOOKING STATEMENTS

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of


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such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's 10-K Report for the year ended December 31, 2000 and 10-Q Report for the quarter ended June 30, 2001. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FOR ADDITIONAL INFORMATION AT CROWN MEDIA, PLEASE CONTACT:

INVESTOR RELATIONS:                                           MEDIA:
Mary Ellen Adipietro                                          Les Eisner
Lippert/Heilshorn & Associates                                The Lippin Group/LA
212-838-3777                                                  323-965-1990
madipietro@lhai.com                                           leisner@lippingroup.com

Karen Pisciotta                                               Elissa Grabowski
Lippert/Heilshorn & Associates                                Lippert/Heilshorn & Associates
212-838-3777                                                  212-838-3777
kpisciotta@lhai.com                                           egrabowski@lhai.com

FOR ADDITIONAL INFORMATION AT HALLMARK CARDS, PLEASE CONTACT:

Steve Doyal                                                   Julie O'Dell
Hallmark Cards                                                Hallmark Cards
816-274-4314                                                  816-274-5961
sdoyal2@hallmark.com                                          jodell1@hallmarkcards.com